HAYDEE OLINGER APPOINTED TO TRANSACT TECHNOLOGIES' BOARD OF DIRECTORS

Proven Executive with More than 30 Years of Restaurant Industry Expertise Joins TransAct's Board

Hamden, CT – July 31, 2018 – TransAct Technologies Incorporated (Nasdaq: TACT), a global leader in software-driven technology and printing solutions for high-growth markets, announced today that Haydee Olinger has been appointed to the Company's Board of Directors, effective Friday July 27, 2018. The appointment of Ms. Olinger to TransAct's Board of Directors increases the size of the Board to five members, four of whom are considered independent directors under Nasdaq rules.

Ms. Olinger served in senior management roles for more than twenty years at the McDonald's Corporation, most recently as Global Chief Compliance and Privacy Officer from 2002 to 2015. During her time at McDonald's, Haydee developed and deployed a broad-sweeping compliance and privacy program to better manage enterprise-wide financial, legal, human resource, and loss of reputation risks.  Her initiatives have been rolled out globally, increasing policy adherence, achieving operational consistency, and bolstering financial results.

Haydee Olinger has expansive international experience having been responsible for leading teams consisting of finance, franchise, tax and operations personnel in the implementation of various strategies within many of McDonald's markets in Europe, Asia and Latin America.  Acknowledged as an effective business strategist and master negotiator with strong people skills, Haydee is also credited with playing an instrumental role in McDonald's entry and ongoing growth throughout multiple Latin America markets.

Ms. Olinger earned both her Juris Doctor and Bachelor of Science in Management and Business Administration degrees at DePaul University.  Additionally, she earned a Master of Science in leadership and Business Ethics at Duquesne University. She currently serves on the boards of DePaul University Institute of Business and Professional Ethics and the Illinois Lottery Control Board.

"With her extensive restaurant industry experience and track record of success, I am delighted to welcome Haydee to our Board of Directors," said Bart Shuldman, Chairman and Chief Executive Officer of TransAct. "Her direct knowledge and understanding of the global restaurant industry with deep operations and legal expertise will prove valuable to TransAct as we continue to look to further develop and exploit the large restaurant solutions market opportunity for our Company. The entire TransAct Board of Directors looks forward to working with Haydee as we further position the Company for long-term growth."

About TransAct Technologies Incorporated
TransAct Technologies Incorporated is a global leader in developing software-driven technology and printing solutions for high-growth markets including restaurant solutions, POS automation, casino and gaming, lottery, and oil and gas. The Company's solutions are designed from the ground up based on customer requirements and are sold under the AccuDate™, EPICENTRAL®, Epic®, Ithaca®, and Printrex® brands. TransAct has over 3.0 million printers and terminals installed around the world and is committed to providing world-class service, spare parts and accessories to support its installed product base. Through the TransAct Services Group, the Company also provides customers with a complete range of supplies and consumable items both online at http://www.transactsupplies.com and through its direct sales team. TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call (203) 859-6800.

Investor Contact:
Steve DeMartino President and Chief Financial Officer TransAct Technologies Incorporated 203-859-6810	Richard Land, Joseph Jaffoni, Jim Leahy JCIR 212-835-8500 or tact@jcir.com